EXHIBIT 8.1

SIGNIFICANT SUBSIDIARIES
The table below lists the Company's significant subsidiaries as of December 31, 2013:

Name of the company	Jurisdiction of incorporation	Principal activities
North Atlantic Alpha Ltd.	Bermuda	SPV, rig owning company
North Atlantic Elara Ltd.	Bermuda	SPV, rig owning company
North Atlantic Epsilon Ltd.	Bermuda	SPV, rig owning company
North Atlantic Navigator Ltd.	Bermuda	SPV, rig owning company
North Atlantic Phoenix Ltd.	Bermuda	SPV, rig owning company
North Atlantic Venture Ltd.	Bermuda	SPV, rig owning company
North Atlantic Linus Ltd	Bermuda	SPV, rig owning company
North Atlantic Rigel Ltd	Bermuda	SPV, rig owning company
North Atlantic Norway Ltd.	Bermuda	Drilling services contractor
North Atlantic Crewing Ltd	Bermuda	Vessel Management company
North Atlantic Linus Charterer Ltd	Bermuda	Drilling services contractor
North Atlantic Drilling UK Ltd.	UK	Drilling services contractor
North Atlantic Support Services Ltd	UK	Management company
North Atlantic Management AS	Norway	Management company
North Atlantic Crew AS	Norway	Vessel Management company
North Atlantic Management International AS	Norway	Management company
Seadrill Offshore AS	Norway	Drilling services contractor
Eastern Drilling AS	Norway	Management company
Seadrill Americas Inc.	USA	Drilling Services Contractor
Seadrill Servicos de Petrolea (SA)	Brazil	Services contractor
North Atlantic Management LLC	Russia	Drilling Services Contractor
Seadrill Norge Holding AS	Spitzbergen	Dormant
Seadrill Norge AS	Spitzbergen	Dormant
SFL West Linus Ltd*	Bermuda	Owner of West Linus

* Fully consolidated Variable interest entities